Exhibit 10.35

Compensatory Arrangements with Executive Officers

As of March 1, 2005, Lifeline Systems, Inc. has the following compensatory arrangements with each of its named executive officers (as defined in Item 402(a)(3) of Regulation S-K) and each of its other executive officers:

Name and Title	2005 Base Salary (1)	2005 Option Grant (2)
Ronald Feinstein, President and Chief Executive Officer	$380,000	(3)

Ellen Berezin, Vice President, Human Resources	$172,000	14,500

Mark G. Beucler, Vice President Finance, Chief Financial Officer and Treasurer	$175,000	14,500

Edward M. Bolesky, Senior Vice President, Customer Care	$196,000	14,500

Richard M. Reich, Senior Vice President and Chief Information Officer	$212,500	14,500

Donald G. Strange, Senior Vice President, Sales	$185,000	14,500

Leonard E. Wechsler, Vice President, Lifeline Systems, Inc. and President, Lifeline Systems Canada	$180,000	14,500

(1)	Each executive officer is also eligible to participate in the 2005 Officer Incentive Plan, with the exception of Leonard E. Wechsler, who receives bonuses pursuant to his employment agreement.
(2)	Reflects options granted on February 2, 2005 pursuant to the 2000 Stock Incentive Plan. Each option is exercisable in three equal annual installments beginning on the first anniversary of the date of grant.
(3)	On February 2, 2005, the Compensation Committee of the Company’s Board of Directors voted to grant to Mr. Feinstein a stock appreciation right based on 25,000 shares of common stock at a base price of $26.46 per share equivalent. The stock appreciation right vests in 16 quarterly installments commencing on May 2, 2005 and will be settled in stock.